Filed pursuant to Rule 433

Registration Statement No. 333-134431

Relating to Preliminary Prospectus dated July 14, 2006

Issuer Free Writing Prospectus

Dated July 27, 2006

3,539,126 Shares

Website Pros, Inc.

Common Stock

This issuer free writing prospectus relates only to the securities described below and should be read together with the preliminary prospectus dated July 14, 2006 relating to these securities.

Website Pros and its underwriters have determined to reduce the number of shares to be sold in the public offering pursuant to a registration statement on Form S-1/A. In connection with the offering, Website Pros is offering 200,000 shares of its common stock, and entities affiliated with Insight Venture Partners are offering for sale an additional 3,339,126 shares of common stock, which represents 2,639,885 shares held and to be sold by Insight Venture Partners IV, L.P., 325,335 shares held and to be sold by Insight Venture Partners IV (Co-Investors), L.P., 20,976 shares held and to be sold by Insight Venture Partners IV (Fund B), L.P., and 352,930 shares held and to be sold by Insight Venture Partners (Cayman) IV, L.P. As a result, the Website Pros executive officers, directors and principal stockholders will, in the aggregate, beneficially own approximately 29.3% of our common stock, assuming no exercise of the underwriter’s over-allotment option.

Website Pros and selling stockholders have granted the underwriters a right to purchase up to 530,868 additional shares of common stock to cover over-allotments, if any. If the underwriters exercise their over-allotment option in full, Website Pros will sell 310,297 additional shares, and the following stockholders will sell shares as follows: Darin Brannan 10,000, Tobias Dengel 100,000, Edward Hechter 30,000, Timothy Maudlin 20,000, Stephen Raubenstine 10,571 and Todd Walrath 50,000.

After the offering, entities affiliated with Insight Venture Partners will not hold any shares of common stock. In addition, the chief executive officer, David Brown, and the chief financial officer, Kevin Carney, are not selling shares in the offering.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.

FRIEDMAN BILLINGS RAMSEY

RBC CAPITAL MARKETS

PIPER JAFFRAY

PACIFIC GROWTH EQUITIES, LLC

THINKEQUITY PARTNERS LLC